Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement:
(1)Post-Effective Amendment No. 2 to Registration Statement on Form S-1 on Form S-3 (No. 333-263316) and Post-Effective Amendment No. 3 to Registration Statement on Form S-1 on Form S-3 (No. 333-260693) of ESS Tech, Inc. pertaining to the registration of shares of its common stock,
(2)Registration Statement on Form S-8 (No. 333-261649) of ESS Tech, Inc. pertaining to the ESS Tech, Inc. 2021 Equity Incentive Plan, ESS Tech, Inc. 2021 Employee Stock Purchase Plan and Amended Energy Storage Systems, Inc. 2014 Equity Incentive Plan
(3)Registration Statement on Form S-8 (No. 333-263281) of ESS Tech, Inc. pertaining to the ESS Tech, Inc. 2021 Equity Incentive Plan, and
(4)Registration Statement on Form S-3 (No. 333-268138) of ESS Tech, Inc. pertaining to the registration of shares of its common stock, preferred stock, debt securities, depositary shares, warrants, subscription rights, purchase contracts and units.
of our report dated March 1, 2023, with respect to the consolidated financial statements of ESS Tech, Inc. included in this Annual Report (Form 10-K) of ESS Tech, Inc. for this year ended December 31, 2022.
/s/ Ernst & Young LLP
Portland, Oregon
March 1, 2023